Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Prothena Corporation plc:

We consent to the inclusion in the registration statement (No. 333-191218) on Form S-1 of Prothena Corporation plc of our report dated March 28, 2013, with respect to the consolidated balance sheet of Prothena Corporation plc as of December 31, 2012, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the year then ended, included therein and to the reference to our firm under the heading “Experts”.

/s/ KPMG LLP

San Francisco, California

October 2, 2013